Exhibit 99.1

Microsoft Cloud Strength Fuels Fourth Quarter Results

REDMOND, Wash. — July 27, 2021 — Microsoft Corp. today announced the following results for the quarter ended June 30, 2021, as compared to the corresponding period of last fiscal year:

•	Revenue was $46.2 billion and increased 21%
•	Operating income was $19.1 billion and increased 42%
•	Net income was $16.5 billion and increased 47%
•	Diluted earnings per share was $2.17 and increased 49%

“We are innovating across the technology stack to help organizations drive new levels of tech intensity across their business,” said Satya Nadella, chairman and chief executive officer of Microsoft. “Our results show that when we execute well and meet customers’ needs in differentiated ways in large and growing markets, we generate growth, as we’ve seen in our commercial cloud – and in new franchises we’ve built, including gaming, security, and LinkedIn, all of which surpassed $10 billion in annual revenue over the past three years.”

“As we closed out the fiscal year, our sales teams and partners delivered a strong quarter with over 20% top and bottom-line growth, highlighted by commercial bookings growth of 30% year over year,” said Amy Hood, executive vice president and chief financial officer of Microsoft. “Our commercial cloud revenue grew 36% year over year to $19.5 billion.”

Business Highlights

Revenue in Productivity and Business Processes was $14.7 billion and increased 25% (up 21% in constant currency), with the following business highlights:

•	Office Commercial products and cloud services revenue increased 20% (up 15% in constant currency) driven by Office 365 Commercial revenue growth of 25% (up 20% in constant currency)
•	Office Consumer products and cloud services revenue increased 18% (up 15% in constant currency) and Microsoft 365 Consumer subscribers increased to 51.9 million
•	LinkedIn revenue increased 46% (up 42% in constant currency) driven by Marketing Solutions growth of 97% (up 91% in constant currency)
•	Dynamics products and cloud services revenue increased 33% (up 26% in constant currency) driven by Dynamics 365 revenue growth of 49% (up 42% in constant currency)

Revenue in Intelligent Cloud was $17.4 billion and increased 30% (up 26% in constant currency), with the following business highlights:

•	Server products and cloud services revenue increased 34% (up 29% in constant currency) driven by Azure revenue growth of 51% (up 45% in constant currency)

Revenue in More Personal Computing was $14.1 billion and increased 9% (up 6% in constant currency), with the following business highlights:

•	Windows OEM revenue decreased 3%
•	Windows Commercial products and cloud services revenue increased 20% (up 14% in constant currency)
•	Xbox content and services revenue decreased 4% (down 7% in constant currency)
•	Search advertising revenue excluding traffic acquisition costs increased 53% (up 49% in constant currency)
•	Surface revenue decreased 20% (down 23% in constant currency)

Microsoft returned $10.4 billion to shareholders in the form of share repurchases and dividends in the fourth quarter of fiscal year 2021, an increase of 16% compared to the fourth quarter of fiscal year 2020.

Fiscal Year 2021 Results

Microsoft Corp. today announced the following results for the fiscal year ended June 30, 2021, as compared to the corresponding period of last fiscal year:

•	Revenue was $168.1 billion and increased 18%
•	Operating income was $69.9 billion and increased 32%
•	Net income was $61.3 billion GAAP and $60.7 billion non-GAAP, and increased 38% and 37%, respectively
•	Diluted earnings per share was $8.05 GAAP and $7.97 non-GAAP, and increased 40% and 38%, respectively
•	GAAP results include a $620 million net income tax benefit explained in the Non-GAAP Definition section below

Business Outlook

Microsoft will provide forward-looking guidance in connection with this quarterly earnings announcement on its earnings conference call and webcast.

Quarterly Highlights, Product Releases, and Enhancements

Every quarter Microsoft delivers hundreds of products, either as new releases, services, or enhancements to current products and services. These releases are a result of significant research and development investments, made over multiple years, designed to help customers be more productive and secure and to deliver differentiated value across the cloud and the edge.

Here are the major product releases and other highlights for the quarter, organized by product categories, to help illustrate how we are accelerating innovation across our businesses while expanding our market opportunities.

Responding to COVID-19

At Microsoft, our focus remains on ensuring the safety of our employees, striving to protect the health and well-being of the communities in which we operate, and providing technology and resources to our customers and partners to help them build resilience and do their best work from anywhere. Additional information about Microsoft’s COVID-19 response can be found here.

Environmental, Social, and Governance (ESG)

To better execute on Microsoft’s mission, we focus our Environmental, Social, and Governance (ESG) efforts where we can have the most positive impact. To learn more about our latest initiatives and priorities, please visit our investor relations ESG website.

Webcast Details

Satya Nadella, chairman and chief executive officer, Amy Hood, executive vice president and chief financial officer, Alice Jolla, chief accounting officer, Keith Dolliver, deputy general counsel, and Brett Iversen, general manager of investor relations, will host a conference call and webcast at 2:30 p.m. Pacific time (5:30 p.m. Eastern time) today to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/en-us/investor. The webcast will be available for replay through the close of business on July 27, 2022.

Non-GAAP Definition

The India Supreme Court Decision Impact. In March 2021, the India Supreme Court issued a decision on withholding taxes in the case of Engineering Analysis Centre of Excellence Private Limited vs The Commissioner of Income Tax. Microsoft has historically paid India withholding taxes on software sales through distributor withholding and tax audit assessments in India. The India Supreme Court ruled favorably for companies in 86 separate appeals, some dating back to 2012, holding that software sales are not subject to India withholding taxes. Although Microsoft was not a party to the appeals, Microsoft’s software sales in India were determined to be not subject to withholding taxes. Therefore, Microsoft recorded a net income tax benefit of $620 million in the third quarter of fiscal year 2021 to reflect the results of the India Supreme Court decision impacting fiscal year 1996 through fiscal year 2016.

Microsoft has provided non-GAAP financial measures related to the India Supreme Court decision to aid investors in better understanding our performance. Microsoft believes these non-GAAP measures assist investors by providing additional insight into its operational performance and help clarify trends affecting its business. For comparability of reporting, management considers non-GAAP measures in conjunction with generally accepted accounting principles (GAAP) financial results in evaluating business performance. The non-GAAP financial measures presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

The following table reconciles our financial results for the fiscal year ended June 30, 2021, reported in accordance with GAAP to non-GAAP financial results. All growth comparisons relate to the corresponding period in the last fiscal year.

	Twelve Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2020 As Reported (GAAP)	$143,015	$52,959	$44,281	$5.76
2021 As Reported (GAAP)	$168,088	$69,916	$61,271	$8.05
Net income tax benefit related to India Supreme Court decision on withholding taxes	—	—	(620)	(0.08)
2021 As Adjusted (non-GAAP)	$168,088	$69,916	$60,651	$7.97
Percentage Change Y/Y (GAAP)	18%	32%	38%	40%
Percentage Change Y/Y (non-GAAP)	18%	32%	37%	38%
Percentage Change Y/Y (non-GAAP) Constant Currency	15%	28%	33%	34%

Constant Currency

Microsoft presents constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the comparative period rather than the actual exchange rates in effect during the respective periods. All growth comparisons relate to the corresponding period in the last fiscal year. Microsoft has provided this non-GAAP financial information to aid investors in better understanding our performance. The non-GAAP financial measures presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

Financial Performance Constant Currency Reconciliation

	Three Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2020 As Reported	$38,033	$13,407	$11,202	$1.46
2021 As Reported	$46,152	$19,095	$16,458	$2.17
Percentage Change Y/Y (GAAP)	21%	42%	47%	49%
Constant Currency Impact	$1,465	$982	$749	$0.10
Percentage Change Y/Y (non-GAAP) Constant Currency	17%	35%	40%	42%

	Twelve Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2020 As Reported	$143,015	$52,959	$44,281	$5.76
2021 As Reported	$168,088	$69,916	$61,271	$8.05
2021 As Adjusted (non-GAAP)	$168,088	$69,916	$60,651	$7.97
Percentage Change Y/Y (GAAP)	18%	32%	38%	40%
Percentage Change Y/Y (non-GAAP)	18%	32%	37%	38%
Constant Currency Impact	$3,039	$2,070	$1,974	$0.26
Percentage Change Y/Y (non-GAAP) Constant Currency	15%	28%	33%	34%

Segment Revenue Constant Currency Reconciliation

	Three Months Ended June 30,
($ in millions)	Productivity and Business Processes	Intelligent Cloud	More Personal Computing
2020 As Reported	$11,752	$13,371	$12,910
2021 As Reported	$14,691	$17,375	$14,086
Percentage Change Y/Y (GAAP)	25%	30%	9%
Constant Currency Impact	$523	$594	$348
Percentage Change Y/Y (non-GAAP) Constant Currency	21%	26%	6%

Selected Product and Service Revenue Constant Currency Reconciliation

	Three Months Ended June 30, 2021
	Percentage Change Y/Y (GAAP)	Constant Currency Impact	Percentage Change Y/Y Constant Currency
Office Commercial products and cloud services	20%	(5)%	15%
Office 365 Commercial	25%	(5)%	20%
Office Consumer products and cloud services	18%	(3)%	15%
LinkedIn	46%	(4)%	42%
LinkedIn Marketing Solutions	97%	(6)%	91%
Dynamics products and cloud services	33%	(7)%	26%
Dynamics 365	49%	(7)%	42%
Server products and cloud services	34%	(5)%	29%
Azure	51%	(6)%	45%
Windows OEM	(3)%	0%	(3)%
Windows Commercial products and cloud services	20%	(6)%	14%
Xbox content and services	(4)%	(3)%	(7)%
Search advertising excluding traffic acquisition costs	53%	(4)%	49%
Surface	(20)%	(3)%	(23)%

About Microsoft

Microsoft (Nasdaq “MSFT” @microsoft) enables digital transformation for the era of an intelligent cloud and an intelligent edge. Its mission is to empower every person and every organization on the planet to achieve more.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	intense competition in all of our markets that may lead to lower revenue or operating margins;

•	increasing focus on cloud-based services presenting execution and competitive risks;

•	significant investments in products and services that may not achieve expected returns;

•	acquisitions, joint ventures, and strategic alliances that may have an adverse effect on our business;

•	impairment of goodwill or amortizable intangible assets causing a significant charge to earnings;

•	cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to our reputation or competitive position;

•	disclosure and misuse of personal data that could cause liability and harm to our reputation;

•	the possibility that we may not be able to protect information stored in our products and services from use by others;

•	abuse of our advertising or social platforms that may harm our reputation or user engagement;

•	the development of the internet of things presenting security, privacy, and execution risks;

•	issues about the use of artificial intelligence in our offerings that may result in competitive harm, legal liability, or reputational harm;

•	excessive outages, data losses, and disruptions of our online services if we fail to maintain an adequate operations infrastructure;

•	quality or supply problems;

•	government litigation and regulatory activity relating to competition rules that may limit how we design and market our products;

•	potential consequences under trade, anti-corruption, and other laws resulting from our global operations;

•	laws and regulations relating to the handling of personal data that may impede the adoption of our services or result in increased costs, legal claims, fines, or reputational damage;

•	claims against us that may result in adverse outcomes in legal disputes;

•	uncertainties relating to our business with government customers;

•	additional tax liabilities;

•	the possibility that we may fail to protect our source code;

•	legal changes, our evolving business model, piracy, and other factors may decrease the value of our intellectual property;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	damage to our reputation or our brands that may harm our business and operating results;

•	adverse economic or market conditions that may harm our business;

•	catastrophic events or geo-political conditions, such as the COVID-19 pandemic, that may disrupt our business;

•	exposure to increased economic and operational uncertainties from operating a global business, including the effects of foreign currency exchange and

•	the dependence of our business on our ability to attract and retain talented employees.

For more information about risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/en-us/investor.

All information in this release is as of June 30, 2021. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Microsoft Media Relations, WE Communications for Microsoft, (425) 638-7777, rrt@we-worldwide.com

For more information, financial analysts and investors only:

Brett Iversen, General Manager, Investor Relations, (425) 706-4400

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news. Web links, telephone numbers, and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. Pacific time conference call with investors and analysts, is available at http://www.microsoft.com/en-us/investor.

MICROSOFT CORPORATION

INCOME STATEMENTS

(In millions, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2021	2020	2021	2020

Revenue:
Product	$18,938	$18,147	$71,074	$68,041
Service and other	27,214	19,886	97,014	74,974

Total revenue	46,152	38,033	168,088	143,015

Cost of revenue:
Product	4,287	4,370	18,219	16,017
Service and other	9,704	7,969	34,013	30,061

Total cost of revenue	13,991	12,339	52,232	46,078

Gross margin	32,161	25,694	115,856	96,937
Research and development	5,687	5,214	20,716	19,269
Sales and marketing	5,857	5,417	20,117	19,598
General and administrative	1,522	1,656	5,107	5,111

Operating income	19,095	13,407	69,916	52,959
Other income, net	310	15	1,186	77

Income before income taxes	19,405	13,422	71,102	53,036
Provision for income taxes	2,947	2,220	9,831	8,755

Net income	$16,458	$11,202	$61,271	$44,281

Earnings per share:
Basic	$2.19	$1.48	$8.12	$5.82
Diluted	$2.17	$1.46	$8.05	$5.76

Weighted average shares outstanding:
Basic	7,527	7,580	7,547	7,610
Diluted	7,581	7,650	7,608	7,683

MICROSOFT CORPORATION

COMPREHENSIVE INCOME STATEMENTS

(In millions) (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2021	2020	2021	2020

Net income	$16,458	$11,202	$61,271	$44,281

Other comprehensive income (loss), net of tax:
Net change related to derivatives	(11)	4	19	(38)
Net change related to investments	132	325	(2,266)	3,990
Translation adjustments and other	239	181	873	(426)

Other comprehensive income (loss)	360	510	(1,374)	3,526

Comprehensive income	$16,818	$11,712	$59,897	$47,807

MICROSOFT CORPORATION

BALANCE SHEETS

(In millions) (Unaudited)

	June 30, 2021	June 30, 2020

Assets
Current assets:
Cash and cash equivalents	$14,224	$13,576
Short-term investments	116,110	122,951

Total cash, cash equivalents, and short-term investments	130,334	136,527
Accounts receivable, net of allowance for doubtful accounts of $751 and $788	38,043	32,011
Inventories	2,636	1,895
Other current assets	13,393	11,482

Total current assets	184,406	181,915
Property and equipment, net of accumulated depreciation of $51,351 and $43,197	59,715	44,151
Operating lease right-of-use assets	11,088	8,753
Equity investments	5,984	2,965
Goodwill	49,711	43,351
Intangible assets, net	7,800	7,038
Other long-term assets	15,075	13,138

Total assets	$333,779	$301,311

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,163	$12,530
Current portion of long-term debt	8,072	3,749
Accrued compensation	10,057	7,874
Short-term income taxes	2,174	2,130
Short-term unearned revenue	41,525	36,000
Other current liabilities	11,666	10,027

Total current liabilities	88,657	72,310
Long-term debt	50,074	59,578
Long-term income taxes	27,190	29,432
Long-term unearned revenue	2,616	3,180
Deferred income taxes	198	204
Operating lease liabilities	9,629	7,671
Other long-term liabilities	13,427	10,632

Total liabilities	191,791	183,007

Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital—shares authorized 24,000; outstanding 7,519 and 7,571	83,111	80,552
Retained earnings	57,055	34,566
Accumulated other comprehensive income	1,822	3,186

Total stockholders’ equity	141,988	118,304

Total liabilities and stockholders’ equity	$333,779	$301,311

MICROSOFT CORPORATION

CASH FLOWS STATEMENTS

(In millions) (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2021	2020	2021	2020

Operations

Net income	$16,458	$11,202	$61,271	$44,281

Adjustments to reconcile net income to net cash from operations:

Depreciation, amortization, and other	3,344	3,504	11,686	12,796

Stock-based compensation expense	1,571	1,349	6,118	5,289

Net recognized gains on investments and derivatives	(416)	(79)	(1,249)	(219)

Deferred income taxes	(34)	447	(150)	11

Changes in operating assets and liabilities:

Accounts receivable	(11,606)	(9,355)	(6,481)	(2,577)

Inventories	(388)	(251)	(737)	168

Other current assets	(2,086)	(2,151)	(932)	(2,330)

Other long-term assets	(1,013)	(311)	(3,459)	(1,037)

Accounts payable	1,617	3,026	2,798	3,018

Unearned revenue	11,397	8,776	4,633	2,212

Income taxes	(32)	(589)	(2,309)	(3,631)

Other current liabilities	3,755	2,482	4,149	1,346

Other long-term liabilities	143	623	1,402	1,348

Net cash from operations	22,710	18,673	76,740	60,675

Financing

Cash premium on debt exchange	0	(3,417)	(1,754)	(3,417)

Repayments of debt	0	0	(3,750)	(5,518)

Common stock issued	450	340	1,693	1,343

Common stock repurchased	(7,177)	(5,791)	(27,385)	(22,968)

Common stock cash dividends paid	(4,214)	(3,865)	(16,521)	(15,137)

Other, net	(430)	471	(769)	(334)

Net cash used in financing	(11,371)	(12,262)	(48,486)	(46,031)

Investing

Additions to property and equipment	(6,452)	(4,744)	(20,622)	(15,441)

Acquisition of companies, net of cash acquired, and purchases of intangible and other assets	(501)	(1,650)	(8,909)	(2,521)

Purchases of investments	(14,877)	(18,879)	(62,924)	(77,190)

Maturities of investments	7,246	18,890	51,792	66,449

Sales of investments	3,297	3,162	14,008	17,721

Other, net	434	(1,241)	(922)	(1,241)

Net cash used in investing	(10,853)	(4,462)	(27,577)	(12,223)

Effect of foreign exchange rates on cash and cash equivalents	36	(83)	(29)	(201)

Net change in cash and cash equivalents	522	1,866	648	2,220

Cash and cash equivalents, beginning of period	13,702	11,710	13,576	11,356

Cash and cash equivalents, end of period	$14,224	$13,576	$14,224	$13,576

MICROSOFT CORPORATION

SEGMENT REVENUE AND OPERATING INCOME

(In millions) (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2021	2020	2021	2020

Revenue
Productivity and Business Processes	$14,691	$11,752	$53,915	$46,398
Intelligent Cloud	17,375	13,371	60,080	48,366
More Personal Computing	14,086	12,910	54,093	48,251

Total	$46,152	$38,033	$168,088	$143,015

Operating Income
Productivity and Business Processes	$6,435	$3,972	$24,351	$18,724
Intelligent Cloud	7,787	5,344	26,126	18,324
More Personal Computing	4,873	4,091	19,439	15,911

Total	$19,095	$13,407	$69,916	$52,959

MICROSOFT CORPORATION

FOURTH QUARTER FINANCIAL HIGHLIGHTS

All growth comparisons relate to the corresponding period in the last fiscal year.

SUMMARY

Revenue increased $8.1 billion or 21%, driven by growth across each of our segments. Intelligent Cloud revenue increased driven by Azure. Productivity and Business Processes revenue increased driven by Office 365 Commercial and LinkedIn. More Personal Computing revenue increased driven by Search advertising.

Gross margin increased $6.5 billion or 25% driven by growth across each of our segments. Gross margin percentage increased with the change in estimated useful lives of our server and network equipment. Excluding this impact, gross margin percentage increased despite sales mix shift to cloud, driven by commercial cloud gross margin percentage improvement. Commercial cloud gross margin percentage increased 4 points to 70% despite revenue mix shift to Azure, driven by improvement across all cloud services on a prior year comparable impacted by strategic investments made to support significant customer engagement and usage in remote work scenarios.

Operating income increased $5.7 billion or 42% driven by growth across each of our segments.

Revenue, gross margin, and operating income included a favorable foreign currency impact of 4%, 5%, and 7%, respectively.

SEGMENT INFORMATION

Productivity and Business Processes

Revenue increased $2.9 billion or 25%.

•

Office Commercial products and cloud services revenue increased $1.5 billion or 20%. Office 365 Commercial revenue grew 25% driven by seat growth, up 17% with acceleration in small and medium business and frontline worker offerings, and higher revenue per user. Office Commercial products revenue declined 8% driven by continued customer shift to cloud offerings, on a low prior year comparable impacted by a slowdown in transactional licensing.

•

Office Consumer products and cloud services revenue increased $196 million or 18% driven by Microsoft 365 Consumer subscription revenue, on a low prior year comparable impacted by a slowdown in transactional licensing. Microsoft 365 Consumer subscribers increased 22% to 51.9 million.

•

LinkedIn revenue increased $928 million or 46% on a low prior year comparable, driven by advertising demand in our Marketing Solutions business, up 97%, and an improving job market in our Talent Solutions business.

•	Dynamics products and cloud services revenue increased 33% driven by Dynamics 365 growth of 49%.

Operating income increased $2.5 billion or 62%.

•

Gross margin increased $2.8 billion or 33% driven by growth in Office 365 Commercial and LinkedIn. Gross margin percentage increased driven by gross margin percentage improvement in cloud services, on a low prior year comparable impacted by increased usage.

•	Operating expenses increased $360 million or 8% driven by investments in commercial sales, cloud engineering, and LinkedIn.

Revenue, gross margin, and operating income included a favorable foreign currency impact of 4%, 6%, and 9%, respectively. Operating expenses included an unfavorable foreign currency impact of 2%.

Intelligent Cloud

Revenue increased $4.0 billion or 30%.

•

Server products and cloud services revenue increased $3.9 billion or 34% driven by Azure. Azure revenue grew 51% due to growth in our consumption-based services. Server products revenue increased 16% driven by hybrid and premium solutions with an increase in multi-year agreements that carry higher in-quarter revenue recognition, on a low prior year comparable impacted by a slowdown in transactional licensing.

•	Enterprise Services revenue increased $189 million or 12% driven by growth in Premier Support Services and Microsoft Consulting Services.

Operating income increased $2.4 billion or 46%.

•

Gross margin increased $3.1 billion or 32% driven by growth in Azure. Gross margin percentage increased slightly with the change in estimated useful lives of our server and network equipment. Excluding this impact, gross margin percentage was relatively unchanged driven by gross margin percentage improvement in Azure, offset in part by sales mix shift to Azure.

•	Operating expenses increased $610 million or 14% driven by investments in Azure.

Revenue, gross margin, and operating income included a favorable foreign currency impact of 4%, 5%, and 7%, respectively. Operating expenses included an unfavorable foreign currency impact of 2%.

More Personal Computing

Revenue increased $1.2 billion or 9%.

•

Windows revenue increased $432 million or 7% driven by growth in Windows Commercial. Windows Commercial products and cloud services revenue increased 20% driven by demand for Microsoft 365 with an increase of multi-year agreements that carry higher in-quarter revenue recognition. Windows OEM revenue decreased 3% with continued PC demand impacted by supply chain constraints, on a strong prior year comparable in OEM non-Pro. Windows OEM Pro revenue decreased 2% and Windows OEM non-Pro revenue decreased 4%.

•

Search advertising revenue increased $737 million or 46%. Search advertising revenue excluding traffic acquisition costs increased 53% driven by higher revenue per search, on a low prior year comparable.

•

Gaming revenue increased $357 million or 11% driven by growth in Xbox hardware, offset in part by a decline in Xbox content and services. Xbox hardware revenue increased 172% driven by higher price and volume of consoles sold due to the Xbox Series X|S launches. Xbox content and services revenue decreased $128 million or 4% driven by a decline in third-party titles on a strong prior year comparable that benefitted from stay-at-home scenarios, offset in part by growth in Xbox Game Pass subscriptions and first-party titles.

•	Surface revenue decreased $348 million or 20% driven by supply chain constraints, on a strong prior year comparable.

Operating income increased $782 million or 19%.

•	Gross margin increased $591 million or 8% driven by growth in Search advertising and Windows. Gross margin percentage decreased slightly driven by sales mix shift to Gaming hardware.

•	Operating expenses decreased $191 million or 6% driven by prior year charges associated with the closing of our Microsoft Store physical locations, offset in part by investments in Gaming.

Revenue, gross margin, and operating income included a favorable foreign currency impact of 3%, 4%, and 6%, respectively.

EXPENSES

•

Cost of revenue increased $1.7 billion or 13% driven by growth in commercial cloud and Gaming, offset in part by a reduction in depreciation expense due to the change in estimated useful lives of our server and network equipment.

•	Research and development expenses increased $473 million or 9% driven by investments in cloud engineering and Gaming.

•

Sales and marketing expenses increased $440 million or 8% driven by investments in commercial sales and advertising, offset in part by a reduction in bad debt expense. Sales and marketing included an unfavorable foreign currency impact of 3%.

•

General and administrative expenses decreased $134 million or 8% driven by prior year charges associated with the closing of our Microsoft Store physical locations, offset in part by an increase in certain employee-related expenses and business taxes. General and administrative included an unfavorable foreign currency impact of 2%.

OTHER INCOME, NET

Other income, net was $310 million driven by interest and dividends income and net gains on investments, offset in part by interest expense.

INCOME TAXES

The current quarter effective tax rate was 15% compared to 17% in the prior year. The decrease in our effective tax rate was primarily due to tax benefits from an agreement between the U.S. and China related to transfer pricing and tax benefits from the conclusion of a foreign tax audit.

REMAINING PERFORMANCE OBLIGATIONS

Revenue allocated to remaining performance obligations, which includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods, was $146 billion as of June 30, 2021, of which $141 billion is related to the commercial portion of revenue. We expect to recognize approximately 50% of this revenue over the next 12 months and the remainder thereafter.